UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2012 (October 7, 2012)

NIVS IntelliMedia Technology Group, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001-34262	20-8057809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

NIVS Industry Park

No. 29-31,

Shuikou Road, Huizhou,

Guangdong, People’s Republic of China 516006

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code   (+852) 2511-0238

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

For the past twelve months or so, NIVS has been experiencing severe difficulties in business operations as a result of the worldwide economic slowdown and is particularly troubled by the fact that the local banks have been pursuing loan practices that are detrimental to NIVS financial health. In order to ease the cash flow pressure the Company has been suffering and returning the Company back to its normal operational conditions, NIVS’ CEO/Chairman, Mr Li Tianfu has sought personally to enter into a loan agreement with Henglitong Limited Co (a company registered in China, known as Henglitong thereafter). The key points of the agreement are as follow:

(1)	Henglitong provides 250m RMB loan to NIVS. This loan is to be used for NIVS’ bank loans re-structuring only;
(2)	The annual interest rate of the loan is set to be 22.5%, with maximum term of 2 years;

(3) NIVS is the beneficiary to the loan and is responsible for the repayments, while Mr Li Tianfu is the legal borrower to the loan agreement, provides unlimited personal liability guarantee;

(4) Huizhou NIVS which is one of the subsidiaries to the NIVS Group, is offered as collateral to the loan and with Dongri - another subsidiary of NIVS group's, acts as guarantor;

(5) Mrs Li Xuemei, the sister to Li Tianfu, is also the legal representative of Henglitong, holds 1% of the total share of the company. Mrs Li Xuemei too, provides unlimited personal liability guarantee to this loan transaction.

This loan agreement is set to take effect on October, 20th 2012. It aims to provide a breathing space and create a condition for NIVS to try to fix its cash flow problems so that NIVS is able to move forward

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIVSINTELLIMEDIA TECHNOLOGY GROUP, INC.

Dated: October 17, 2012	By:	/s/ Tianfu Li
	Name:	Tianfu Li
	Title:	Chief Executive Officer